Exhibit 10.16

Non-Employee Director Compensation Policy
(Effective April 12, 2021)

Each “non-employee director” of Latham Group, Inc. (the “Company”) will be entitled to receive the following compensation (directors that are (i) employees of the Company or any of its subsidiaries or (ii) directors that are employed by or affiliated with our Sponsors (Pamplona Capital Management, LLC and Wynnchurch Capital, L.P.) shall not be entitled to the compensation listed below or any additional compensation in respect of their service as a member of the Company’s board of directors (the “Board”)):

1.	Annual Cash Retainer: $75,000; to be paid in quarterly installments.
2.	Annual Equity Grant: $75,000. The number of shares granted will be equal to $75,000 divided by the fair market value of the underlying stock on the date of grant. The Annual Equity Grant will be shares of restricted stock or restricted stock units and such shares will vest and the restrictions will lapse on the first anniversary of the date of grant, unless the director is removed for cause or resigns prior to such date.
3.	Chairman of the Board: (COB):
a.	Annual COB Cash Retainer $50,000; to be paid in quarterly instalments.
b.	Annual COB Equity Grant $50,000. The number of shares granted will be equal to $50,000 divided by the fair market value of the underlying stock on the date of grant. The Annual COB Equity Grant will be shares of restricted stock or restricted stock units and such shares will vest and the restrictions will lapse on the first anniversary of the date of grant, unless the COB is removed for cause or resigns prior to such date.
4.	Audit Committee: Retainer for Chairperson of the Audit Committee: $20,000; paid in quarterly installments.
5.	Compensation Committee: Retainer for the Chairperson of the Compensation Committee: $15,000; paid in quarterly installments.
6.	Nominating and Corporate Governance Committee: Retainer for the Chairperson of the Nominating and Corporate Governance Committee: $10,000; paid in quarterly installments.
7.	Payments: All payments which are made in installments are subject to the director’s continued service on the Board on the date such installment is required to be paid.
8.	Amendment; Modification; Termination & Administration. This policy is to be administered by the Company’s Compensation Committee or their designee, unless the Board determines to administer this policy itself (the Committee or Board, as applicable, in its role administering this policy, the “Administrator”). The Administrator is permitted to amend or modify the policy in its discretion.